Exhibit 21.1

GreenMan Technologies, Inc. Subsidiaries

GreenMan Technologies of Minnesota, Inc.

GreenMan Technologies of Iowa, Inc.

GreenTech Products, Inc.

American Power Group, Inc.

GreenMan Renewable Fuel and Alternative Energy, Inc.

GreenMan Technologies of Georgia, Inc.